EXHIBIT 21

SUBSIDIARIES OF INTERDIGITAL, INC.

Subsidiary	Jurisdiction / State of Incorporation or Organization

Chordant Europe Ltd.	United Kingdom
Chordant, Inc.	Delaware
DRNC Holdings, Inc.	Delaware
DST Holdings, Inc.	Delaware
Hillcrest Laboratories, Inc.	Delaware
IDAC Holdings, Inc.	Delaware
IDHL Holdings, Inc.	Delaware
IDLR Holdings, Inc.	Delaware
IDPA Holdings, Inc.	Delaware
IDTP Holdings, Inc.	Delaware
InterDigital Administrative Solutions, Inc.	Pennsylvania
InterDigital Asia Limited	South Korea
InterDigital Belgium, LLC	Delaware
InterDigital Canada Ltee.	Delaware
InterDigital Capital, Inc.	Delaware
InterDigital CE Holdings, Inc.	Delaware
InterDigital CE Intermediate, SAS	France
InterDigital CE Patent Holdings, SAS	France
InterDigital Communications, Inc.	Delaware
InterDigital Europe, Ltd.	United Kingdom
InterDigital Germany GmbH	Germany
InterDigital Holdings, Inc.	Delaware
InterDigital International, Inc.	Delaware
InterDigital Madison Patent Holdings, SAS	France
InterDigital Patent Holdings, Inc.	Delaware
InterDigital (Shanghai) Co., Ltd	China
InterDigital Technology Corporation	Delaware
InterDigital VC Holdings, Inc.	Delaware
InterDigital Ventures Management, Inc.	Delaware
InterDigital Video Technologies, Inc.	Delaware
InterDigital Wireless, Inc.	Pennsylvania
IoT Holdings, Inc.	Delaware
IPR Licensing, Inc.	Delaware
Logiciels XcellAir Canada Ltee.	Quebec, Canada
NexStar Capital, LLC	Delaware
NexStar Partners GP, L.P.	Delaware
NexStar Partners, L.P.	Delaware
NexStar Strategic Investments, LLC	Delaware
PCMS Holdings, Inc.	Delaware
Signal Foundation for Wireless Innovation, Inc.	Delaware
VID SCALE, Inc.	Delaware